Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Itron, Inc. (the “Company”) on Form S-4 of our report dated March 8, 2004 (August 26, 2004 as to Note 19, 21 and 22), which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets in 2002, appearing in the Current Report on Form 8-K of Itron, Inc. filed on August 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
September 2, 2004